                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b) (c), and (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 7)(1)


                       PEGASUS COMMUNICATIONS CORPORATION
--------------------------------------------------------------------------------
                                (Name of issuer)

                 CLASS A COMMON STOCK, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    705904100
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                  May 14, 2003
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)




Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
          |_| Rule 13d-1(b)
          |X| Rule 13d-1(c)
          |_| Rule 13d-1(d)


                       (Continued on the following pages)

                               (Page 1 of 8 Pages)


--------------------------------
       (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

       The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
---------------------                                        -------------------
CUSIP No.  705904100                                         Page 2 of 8 Pages
---------------------                                        -------------------

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     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             PAR Investment Partners, L.P.

--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) |_|
                                                                    (b) |X|

--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             State of Delaware

--------------------------------------------------------------------------------

      NUMBER OF          5    SOLE VOTING POWER

        SHARES                588,031 class A common stock

     BENEFICIALLY

    OWNED BY EACH

      REPORTING

        PERSON

         WITH
                        --------------------------------------------------------

                         6    SHARED VOTING POWER

                               None

                        --------------------------------------------------------

                         7    SOLE DISPOSITIVE POWER

                              588,031 class A common stock

                        --------------------------------------------------------

                         8    SHARED DISPOSITIVE POWER

                               None

--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             588,031 class A  common stock

--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                    |_|


--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             12.4% class A common stock

--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON *

             PN

================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
---------------------                                        -------------------
CUSIP No.  705904100                                         Page 3 of 8 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             PAR Group, L.P.

--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |X|

--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             State of Delaware

--------------------------------------------------------------------------------

      NUMBER OF          5    SOLE VOTING POWER

        SHARES                588,031 class A common stock

     BENEFICIALLY

    OWNED BY EACH

      REPORTING

        PERSON

         WITH
--------------------------------------------------------------------------------

                         6    SHARED VOTING POWER

                               None

                        --------------------------------------------------------

                         7    SOLE DISPOSITIVE POWER

                              588,031 class A common stock


                        --------------------------------------------------------

                         8    SHARED DISPOSITIVE POWER

                               None

--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             588,031 class A common stock


--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                       |_|


--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             12.4% class A common stock

--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON *

             PN

================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
---------------------                                        -------------------
CUSIP No.  705904100                                         Page 4 of 8 Pages
---------------------                                        -------------------


--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             PAR Capital Management, Inc.

--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |X|

--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             State of Delaware

--------------------------------------------------------------------------------

      NUMBER OF          5    SOLE VOTING POWER

        SHARES                588,031 class A common stock

     BENEFICIALLY

    OWNED BY EACH

      REPORTING

        PERSON

         WITH
                        --------------------------------------------------------

                         6    SHARED VOTING POWER

                               None

                        --------------------------------------------------------

                         7    SOLE DISPOSITIVE POWER

                              588,031 class A common stock

                        --------------------------------------------------------

                         8    SHARED DISPOSITIVE POWER

                               None

--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             588,031 class A common stock


--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                      |_|


--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             12.4% class A common stock

--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON *

             CO

================================================================================

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

                            STATEMENT ON SCHEDULE 13G


Item 1(a).        Name of Issuer:

                  Pegasus Communications Corporation

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  225 City Line Avenue, Suite 200
                  Bala Cynwyd, PA 19004


Item 2(a).        Names of Person Filing:

                  Par Investment Partners, L.P.
                  Par Group, L.P.
                  Par Capital Management, Inc.

Item 2(b).        Business Mailing Address for the Person Filing:

                  Par Capital Management, Inc.
                  One Financial Center, Suite 1600
                  Boston, MA 02111

Item 2(c).        Citizenship:

                  State of Delaware

Item 2(d).        Title of Class of Securities:

                  Class A Common Stock,  par value $.01 per share

Item 2(e).        CUSIP Number:

                  705904100

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Not Applicable

Item 4.  Ownership:

                  (a) Amount Beneficially Owned:
                           588,031 class A common stock

                  (b) Percent of Class:

                           12.4% class A common stock

                  (c) Number of shares as to which such person has:

                           (i) 588,031 class A common stock

                           (ii)  shared power to vote or to direct the vote:
                           (iii) sole power to dispose or to direct the
                                 disposition of:
                                       588,031 class A common stock

                           (iv)  shared power to dispose or to direct the
disposition of:

Item 5.  Ownership of Five Percent or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                  Not Applicable

Item 8.  Identification and Classification of Members of the Group:

                  Not Applicable

Item 9.  Notice of Dissolution of Group:

                  Not Applicable

Item 10. Certification:

                           By signing below I certify that, to the best of my
                  knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: June 9, 2003
                        PAR INVESTMENT PARTNERS, L.P.
                        By: PAR GROUP, L.P.
                            its general partner
                        By: PAR CAPITAL MANAGEMENT, INC.
                            its general partner

                        By: /s/ Frederick S. Downs, Jr.
                            ------------------------------------------
                            Frederick S. Downs, Jr., Vice President


                        PAR GROUP, L.P.
                        By: PAR CAPITAL MANAGEMENT, INC.,
                            its general partner

                        By: /s/ Frederick S. Downs, Jr
                            ------------------------------------------
                            Frederick S. Downs, Jr., Vice President


                        PAR CAPITAL MANAGEMENT, INC.

                        By: /s/ Frederick S. Downs, Jr.
                            ------------------------------------------
                            Frederick S. Downs, Jr., Vice President

                             JOINT FILING AGREEMENT


         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A Common Stock of Pegasus Communications Corporation and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

         In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 9th day of June, 2003.

                             PAR INVESTMENT PARTNERS, L.P.
                             By: PAR GROUP, L.P.
                                 its general partner
                             By: PAR CAPITAL MANAGEMENT, INC.
                                 its general partner
                             By:  /s/ Frederick S. Downs, Jr.
                                 ----------------------------------------
                                 Frederick S. Downs, Jr., Vice President


                             PAR GROUP, L.P.
                             By: PAR CAPITAL MANAGEMENT, INC.,
                                 its general partner

                             By: /s/ Frederick S. Downs, Jr.
                                 ----------------------------------------
                                 Frederick S. Downs, Jr., Vice President


                             PAR CAPITAL MANAGEMENT, INC.

                             By: /s/ Frederick S. Downs, Jr.
                                 ----------------------------------------
                                 Frederick S. Downs, Jr., Vice President